Exhibit 99.2

Harrow Health, Inc.

Letter to Stockholders

November 9, 2021

To the Stockholders of Harrow Health, Inc.:

I am pleased to provide our stockholders with the good news that our team has delivered strong top-line revenue and year-over-year earnings growth and, in many other key operational metrics, a fifth consecutive quarter of company records. I hope our stockholders like the phrase, “growth and execution – without dilution,” because it has now been 4½ years since we last sold our common stock to fund the company.

In addition to strong operating results, we continue to build momentum in the execution of our Strategic Vision, which includes both incorporating high-value FDA-approved products into our family of ophthalmic pharmaceutical products and using technology to make it easier than ever to order our products and stay connected to our ophthalmic subsidiary brands, ImprimisRx and Visionology. This momentum should lead to further customer base expansion and greater product purchasing depth within the practices we serve, driving increasing revenue from what we have trademarked the PharmaPack®. The PharmaPack and the software that drives it are designed to allow prescribers and institutional purchasers to pick from a formulary of various pharmaceutical choices to build a customized “pack” consistent with the needs of a specific patient, or more generally, with the surgical regimen of a specific ophthalmic surgeon. Going forward, we expect these initiatives, which are focused on our core competency of ophthalmic healthcare, to fuel Harrow’s mission of becoming a leading U.S. eyecare company.

Despite traditionally being the slowest time of year in our business, in the third quarter, we achieved solid year-over-year and modest sequential revenue growth, and we also announced transactions to further our Strategic Vision and drive growth for many years to come. We signed a pharmacy partnership to sell prescription-based Avenova®; purchased AMP-100, an anesthetic drug candidate for intraoperative pain management; and purchased MAQ-100, an injectable steroid drug candidate for visualization of the vitreous during vitrectomy. In addition, we continued to advance the diligence and potential closing of other acquisition opportunities.

Financial Highlights and Key Metrics

Total revenues of $18.7 million for the third quarter of 2021 was a company record and a 30% increase compared with $14.4 million reported for the same period in 2020, which was previously a record quarter. In addition to third quarter 2021 results reporting a 30% increase over the prior-year revenues, it was also a 3% sequential increase over our previous record revenues of $18.1 million in the second quarter of 2021.

The ImprimisRx commercial team beat its company record for sales of DEXYCU® from the second quarter of 2021, with commissions reaching $900,000 for the third quarter of 2021.

Revenue per shipping day of $292,000 in the third quarter of 2021 was another company record, compared with $283,000 reported in the second quarter of 2021.

The total number of product units we distributed exceeded 582,000 for the third quarter of 2021 – another company record.

Gross margin remained relatively flat at 74% for the third quarter of 2021 compared with the prior-year period, but was slightly down on a sequential quarter basis primarily due to an investment in additional personnel to accommodate a second shift at our production facilities as we prepare to increase our capacity in 2022.

Selling, general and administrative expenses for the third quarter increased $2.9 million over the prior-year quarter. The increase was due to expanded sales and marketing activities, personnel, and investments in our quality operations as well as the accrual of a $1.5 million one-time expense related to litigation settlement.

Research and development costs increased to $6.1 million in the third quarter of 2021, compared with $0.7 million in the prior-year period. The increase during 2021 was due to a one-time upfront payment associated with the acquisition and advancement of the AMP-100 program and new research and development costs associated with MAQ-100.

GAAP operating loss was $(3.7) million for the third quarter of 2021, compared with GAAP operating income of $1.6 million during the same period last year.

Adjusted EBITDA (a non-GAAP measure) was $4.9 million for the third quarter of 2021 compared with Adjusted EBITDA of $3.0 million reported in the prior-year period. GAAP net loss attributable to Harrow Health, Inc. was $(8.3) million for the third quarter of 2021 and net income of $8.6 million in the third quarter of 2020. A reconciliation of all non-GAAP financial measures in this letter begins on page 6.

Harrow also tracks ImprimisRx segment contribution as a measure of its stand-alone earnings power. For the third quarter of 2021, segment contribution was $6.6 million, including non-cash expenses related to depreciation, amortization, and stock-based compensation of $653,000, compared with segment contribution of $4.7 million in the prior-year period.

Selected highlights regarding operating results for the three months and nine months ended September 30, 2021, and for the same periods in 2020 are as follows:

(in thousands, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Total revenues	$18,711	$14,399	$52,288	$34,276
Cost of sales	4,947	3,696	13,134	10,526
Gross profit	13,764	10,703	39,154	23,750
Selling, general and administrative	11,356	8,436	28,643	23,806
Research and development	6,125	670	7,142	1,822
Impairment of intangible assets	-	-	-	363
Total operating expenses	17,481	9,106	35,785	25,991
(Loss) income from operations	(3,717)	1,597	3,369	(2,241)
Total other (expense) income, net	(4,611)	7,026	(13,958)	(2,319)
Income taxes	-	-	-	-
Total net (loss) income, including noncontrolling interests	(8,328)	8,623	(10,589)	(4,560)
Net income attributable to noncontrolling interests	-	15	-	54
Net (loss) income attributable to Harrow Health, Inc.	(8,328)	8,638	(10,589)	(4,506)
Preferred dividends and accretion of preferred stock discount	-	-	(472)	-
Net (loss) income attributable to Harrow Health, Inc. common stockholders	$(8,328)	$8,638	$(11,061)	$(4,506)
Net (loss) income per share of common stock, basic	$(0.31)	$0.33	$(0.42)	$(0.17)
Net (loss) income per share of common stock, diluted	$(0.31)	$0.32	$(0.42)	$(0.17)

Being Acquisitive and Innovative

In our Stockholder Letter for Q1 2021, we began publicly discussing acquiring “high-value” ophthalmic products to add to our ImprimisRx product offering. In order to be able to transact on deals we were pursuing, we needed to transform our balance sheet. In the Stockholder Letter for Q2 2021, we noted that we had paid off our senior secured lender, sold $10.6 million of our equity position in Eton Pharmaceuticals, and then issued $75 million in 8.625% unsecured notes. This new balance sheet architecture created flexibility and the financial fuel we required to progress on our stated goal of acquiring high-value late-stage FDA-approvable drug candidates and existing revenue-generating FDA-approved products.

During the third quarter of 2021, we announced two key transactions that we expect will be a big part of accelerating our revenue growth in the medium term:

●	AMP-100 is a patented topical anesthetic intraoperative pain ophthalmic drug candidate that, once approved, could be administered during ophthalmic interventions such as cataract surgery and intravitreal injections, which in the aggregate, have an estimated annual TAM (total addressable market) in the U.S. exceeding 10 million annual procedures. We expect a new drug application (NDA) for AMP-100 to be submitted to the FDA in the coming months.

●	MAQ-100 is a preservative-free triamcinolone acetonide ophthalmic injectable drug candidate for visualization of vitreous during vitrectomy. Harrow intends to communicate with the FDA in early 2022 about presenting the clinical data used for Japanese market approval of MAQ-100 (marketed in Japan as MaQaid® for four separate indications) to support a U.S. and Canada market NDA submission.

We believe the future of eyecare will extend the reach of the eye doctor’s office into the homes of those in need. We are developing Visionology as our next generation eyecare platform and value-add technology for our eyecare provider customers. We launched Visionology regionally in May 2021, and we continue to enhance the platform in anticipation of launching nationally in 2022. Visionology is focused on Eyecare-as-a-Service®, which will provide a digital front door to consumers that is connected to a distributed network of eyecare professionals. Visionology will deliver value, transparency, and access to eyecare consumers across the U.S. and even internationally. We are excited about Visionology, as we believe it will be a great bridge to what the future will hold in the U.S. eyecare market. And it’s a great way for us to leverage our ImprimisRx platform and build stronger relationships with our national network and eyecare providers.

Harrow Health – Today and in the Future

Today, Harrow Health is a vertically integrated business – from product ideation to product development to manufacturing to sales and marketing, distribution, and customer service. We have an effective integrated national sales and customer service organization and an efficient, scalable, and tech-enabled national production and distribution platform. We currently serve about 4,000 monthly accounts for over 10,000 prescribers and institutions, and we are licensed to do business in all 50 U.S. states through registrations with, and regulatory inspections by, the FDA, the DEA, and all U.S. State Boards of Pharmacy.

Harrow Health’s future is as an innovative, growing, and sustainable ophthalmic-focused healthcare company meeting its mission of delivering high-quality, accessible, and affordable prescription pharmaceuticals to the U.S. ophthalmic surgical, chronic, and acute care markets. We have plowed the ground and begun making the capital investments necessary to transition Harrow into a company offering the compounded pharmaceuticals that our business was built upon and FDA-approved products – a feat which, I believe, we are the first to accomplish in the ophthalmic pharmaceuticals industry. We strongly believe this is the type of product offering that our customers want – and we are going to deliver it.

Once approved by the FDA, AMP-100 and MAQ-100 will expand our product portfolio and broaden our depth of offerings to include products for surgeries and interventions aimed at the back of the eye as well as the front of the eye. I also believe that our upcoming revenues from these new FDA-approved products could soon exceed our current level of revenues from compounded products. And we remain “on the hunt” for other acquisition opportunities to add fuel to our Strategic Vision by leveraging our commercial platforms and national direct-distribution capabilities. That is what we are working towards, and that is why I believe that we are still in the very early stages of our revenue opportunity.

Investments and Royalties

Our team prides itself on being entrepreneurial. Years ago, while we grew our ophthalmic business, we identified drug formulation assets that we felt strongly could be developed into drug candidates for FDA-approval and created separate companies with focused management teams and separate capital structures; thus, Surface Ophthalmics, Melt Pharmaceuticals, and Eton Pharmaceuticals were born. Given Harrow’s non-controlling equity positions in these companies and the potential for ongoing streams of cash flow through royalties, the development of these businesses should be of interest to all Harrow stockholders.

●	We own approximately 3.5 million shares of Surface Ophthalmics common stock, or about 20% of the outstanding equity interests, following a $25 million round of funding Surface closed in July 2021. Surface has filed three INDs and has moved all three programs into Phase 2 trials: SURF-100 for chronic dry eye disease, SURF-200 for acute dry eye, and SURF-201 for pain and inflammation following ocular surgery. Surface announced positive top-line SURF-201 Phase 2 data in early 2021, which I believe is the best topical steroid data ever reported for post-cataract surgery inflammation. Surface is currently at the tail-end of enrolling the SURF-100 Phase 2 clinical trial, which will directly compare five active arms of SURF-100 with the current market-leading treatments of Xiidra® and Restasis®. Surface is also enrolling the SURF-200 Phase 2 clinical trial, with readouts of top-line results for both SURF-100 and SURF-200 programs expected in 2022. Harrow Health owns royalty rights on all three programs.

●	We own about 46% of the equity interests, along with a senior secured note receivable, of Melt Pharmaceuticals and royalty rights on its flagship drug candidate, MELT-300. Melt recently started its Phase 2 efficacy study of MELT-300 and expects to report top-line clinical results in the first half of 2022. In addition, Melt expects to file two new investigational new drug applications (INDs) this year.

●	We own just under 2.0 million shares of Nasdaq-listed Eton Pharmaceuticals (Nasdaq: ETON) common stock, an orphan-drug focused pharmaceutical company founded by Harrow in 2017. We continue to be enthusiastic about our ownership in Eton, as we believe in the long-term prospects for Eton’s business and assets.

Closing

Next month will mark my tenth year at the helm of this Company. It was December of 2011 when I and Andrew Boll, our CFO and my long-time business “compadre,” began to build what we now know as Harrow Health. Along the way, we have been blessed to grow our family of employees, build strong relationships with new partners, and attract new investors who have been tremendously supportive and patient. It certainly hasn’t been a straight path to this point (see the “Our History” section of our corporate website); and as we set our sights on growing into a much larger revenue and public market capitalization company, I don’t expect that process to be a straight path either. With that said, we are very optimistic about our continued growth prospects for 2022 and look forward to what we believe will be a positive transformation of our company and a major step forward in our mission to make Harrow Health a leading U.S. eyecare company.

With only a few months of 2021 remaining, we are hopeful that the world is on its way to returning to “normal,” even though that is likely to be a little bit different from what our experience was pre-COVID-19 pandemic. Hopefully, we’ve learned some valuable lessons that will make 2022 and beyond an even better world – one that works together for the common good.

Lastly, I want to assure all our stakeholders that Harrow, from its first employee (me) to the most recent one added, believes in and is committed to our corporate values of Integrity, Innovation, Evidence-based Development, Great Products and People. Our company has grown to where it is today by steadfastly following these corporate values, and we intend to continue to do so, as we believe that our commitment to innovation, quality, and our corporate values are the source of long-term business sustainability and value creation for our customers, patients, the local communities we serve, and all our other stakeholders. I look forward to updating you on our progress in my next Letter to Stockholders in March of 2022.

Sincerely,

Mark L. Baum

Founder, Chief Executive Officer and Chairman of the Board

Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial measures, specifically Adjusted EBITDA and/or adjusted earnings. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All ImprimisRx compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all ImprimisRx compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

ADJUSTED EBITDA

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The Company defines Adjusted EBITDA as net (loss) income attributable to Harrow Health, Inc., excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, impairment of intangible assets, investment loss (income), net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net (loss) income attributable to Harrow Health, Inc. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net (loss) income attributable to Harrow Health, Inc., for the three months ended September 30, 2021, and for the same period in 2020:

	For the Three Months Ended September 30,
(in thousands)	2021		2020
GAAP net (loss) income attributable to Harrow Health, Inc.	$(8,328)		$8,638
Stock-based compensation and expenses	1,697		917
Interest expense, net	1,685		498
Income taxes	-		-
Depreciation	399		464
Amortization of intangible assets	43		39
Impairment of intangible assets	-		(7,519)
Investment loss (income), net	2,926		(5)
Other expense, net	6,500	(1)	-
Adjusted EBITDA	$4,922		$3,032

(1)	Amount includes $5,000 related to acquired in-process R&D and $1,500 expense related to litigation settlement.

Equity Portfolio

	September 30, 2021
Company	Number of Shares of Common Stock	Estimated Value
Eton Pharmaceuticals	1,982,000	$9,989,280
Surface Ophthalmics	3,500,000	$15,750,000	(1)
Melt Pharmaceuticals	3,500,000	$17,500,000	(2)
Estimated Total Value		$43,239,280

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price ($4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at September 30, 2021.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price ($5.00) of the Series A Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at September 30, 2021.

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